Exhibit 99.1

Ironclad Performance Wear Reports Second Quarter 2011 Financial Results

Results Exceed Expectations; Company Raises 2011 Guidance

LOS ANGELES, CA – August 10, 2011 – Ironclad Performance Wear Corporation (ICPW:OB), a leader in high-performance task-specific work gloves and apparel for industrial workers, professional craftsmen and consumers, today announced financial results for the second quarter ended June 30, 2011.  The Company also raised annual sales and earnings guidance.

Second Quarter 2011 Results
The Company reported net sales for the second quarter of 2011 of $4.62 million, an increase of 34.3% percent from the second quarter 2010 of $3.44 million. This increase is primarily the result of Ironclad’s continued strength in the industrial/safety sales channel, increased penetration in the automotive sector and the growth of specialty-branded glove styles.

Gross profit increased 32.3% to $1.77 million, or 38.4% of sales, compared to $1.34 million, or 39.0% of sales, in the second quarter of 2010.

Operating expenses as a percent of sales decreased to 32.6%, or $1.50 million, compared to 38.4% of sales, or $1.32 million, during the same period last year.

Net income from operations increased to $266,942 compared to $19,538 during the same period in 2010.

Net income increased to $230,430, or $0.00 per share, in the second quarter 2011, compared to $1,256 in the same period last year.

“Ironclad continues to see significant expansion of sales and distribution across both our industrial safety and retail channels” said Scott Jarus, Chairman and CEO of Ironclad.  “Our expansion in the automotive markets has been very successful, both for our Ironclad-branded gloves and our co-branded gloves under the Snap-on and Realtree labels.  Additionally, international sales were strong in the second quarter.”

Year-to-Date 2011 Results
The Company reported net sales for the first six months of 2011 of $8.01 million, an increase of 35.4% from the corresponding period in 2010 of $5.92 million.

Gross profit increased 30.2% to $3.15 million, or 39.3% of sales, compared to $2.42 million, or 40.8% of sales, for the first six months of 2010.

Operating expenses as a percent of sales decreased to 37.9%, or $3.04 million, compared to 46.4% of sales, or $2.75 million, during the same period last year.

Net income from operations was $110,463 compared to a net loss from operations of ($331,530) during the same period of 2010.

Net loss decreased by 92.6% to ($27,607) in the first six months of 2011, compared to a net loss of ($372,425) in the same period last year.

Balance Sheet Highlights
Cash and investments at June 30, 2011 was $1,011,050 compared to $592,974 in the prior year.  Accounts receivable net, factored and non-factored, were $1.41 million compared to $0.80 million in the prior year, reflecting increased sales volume.  Inventory and deposits on inventory were $4.71 million compared to $3.98 million in the prior year.  Net working capital at June 30, 2011 was $3.99 million compared to $3.25 million in the prior year.  The Company had $0.95 million outstanding on its bank line of credit compared to $0.76 million in the prior year.

Revised Guidance for 2011
Ironclad’s year-to-date performance has exceeded expectations and we believe that there are significant opportunities available to us during the second half of the year.  As a result, we are raising our previously announced guidance for 2011.  We expect Net Sales to increase by 16% to 17% over 2010’s level, and EBITDA, including non-cash stock option expenses (Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718) will be between $500,000 and $750,000.  Ironclad’s expected marginal increase in earnings per share is tempered by the fact that there is a legislated deferral of the Company’s net operating loss carry-forward, or “NOL”, by California – the Company’s home State.  This means that Ironclad will be paying State income taxes on its profits during 2011, and will be using the deferred NOL in future years.  This does not affect the use of Ironclad’s NOL for federal income tax purposes.

Mr. Jarus continued, “Ironclad’s performance in the first half of the year was exceptional, and we expect this trend to continue throughout the rest of this year.  We are currently in production of a very sizeable order for a big box retailer, which will be delivered later this year.  In addition, we have another large opportunity in the works.  As a result, we have raised our guidance for 2011 to reflect these very significant positive changes to our business.”

Conference Call
Ironclad Performance Wear will hold a conference call to discuss second quarter 2011 financial results on Wednesday, August 10th, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  To participate in the conference call, interested parties should dial (888) 549-7704 ten minutes prior to the call.  International callers should dial 1+ (480) 629-9762. If you are unable to participate in the live call, a replay will be available through August 24, 2011.  To access the replay, dial (877) 870-5176 (passcode: 4458785). International callers should dial 1+ (858) 384-5517 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through August 24, 2011.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation
Ironclad Performance Wear is a leader in high-performance task-specific work gloves and apparel.  It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. The Company has also extended its product line into the outdoor sports and lifestyle markets, with gloves designed specifically for hunters and campers.  Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding guidance about and achievement of financial goals and exceptional performance for 2011, increasing interest and sales of Ironclad’s products, market opportunities presented by new products and/or customers and Ironclad’s profitability in 2011.  For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Scott Jarus, CEO
scottj@ironclad.com
(310) 643-7800 x120

Lorna Miller, Media Relations
lornam@ironclad.com
(310) 496-0939

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEETS - Unaudited

	June 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$1,011,050	$1,067,437
Accounts receivable net of allowance for doubtful accounts of $110,000 and $130,000	801,210	776,943
Due from Factor	610,943	1,968,764
Inventory, net of reserve of $245,000 and $220,000	3,712,465	3,268,189
Deposits on Inventory	994,457	1,033,982
Prepaid and other	325,347	119,931
Total current assets	7,455,472	8,235,246

Property, Plant and equipment
Computer equipment and software	479,309	390,525
Vehicle	43,680	43,680
Office equipment and furniture	183,930	193,034
Leasehold improvements	39,694	39,694
Less: accumulated amortization	(450,585)	(406,909)
Total property, plant and equipment	296,028	260,024

Trademarks, net of accumulated amortization of $28,072 and $24,762	114,488	109,958
Deposits	11,354	11,354

Total Assets	$7,877,342	$8,616,582

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,511,330	$2,526,103
Line of credit	952,426	1,776,388
Total current liabilities	3,463,756	4,302,491

Long Term Liabilities	-	-

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 shares authorized; 73,505,890 and 72,951,185 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	73,506	72,951
Additional paid In capital	18,359,260	18,232,713
Accumulated deficit	(14,019,180)	(13,991,573)
Total Stockholders' Equity	4,413,586	4,314,091

Total Liabilities & Stockholders' Equity	$7,877,342	$8,616,582

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

REVENUES
Net sales	$4,615,861	$3,435,904	$8,012,989	$5,918,834

COST OF SALES
Cost of sales	2,845,579	2,097,497	4,866,538	3,501,925

GROSS PROFIT	1,770,282	1,338,407	3,146,451	2,416,909

OPERATING EXPENSES
General and administrative	588,673	541,570	1,182,261	1,112,062
Sales and marketing	635,202	502,959	1,247,425	1,107,075
Research and development	68,128	96,752	151,992	161,664
Purchasing, warehousing and distribution	177,147	157,610	390,842	329,152
Depreciation and amortization	34,190	19,978	63,468	38,486
Total Operating Expenses	1,503,340	1,318,869	3,035,988	2,748,439

INCOME (LOSS) FROM OPERATIONS	266,942	19,538	110,463	(331,530)

OTHER INCOME(EXPENSE)
Interest expense	(20,385)	(18,528)	(45,006)	(37,705)
Interest income	11	13	24	28
Other income(expense), net	-	233	-	77
Unrealized loss on financing activities	-	-	-	(1,929)
Loss on disposition of equipment	(1,138)	-	(1,138)	-
Total Other Income(Expense), Net	(21,512)	(18,282)	(46,120)	(39,529)

NET INCOME (LOSS) BEFORE INCOME TAXES	245,430	1,256	64,343	(371,059)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	15,000	-	91,950	1,366

NET INCOME (LOSS)	$230,430	$1,256	$(27,607)	$(372,425)

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.00	$0.00	$(0.00)	$(0.01)
Diluted	$0.00	$0.00	$(0.00)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	73,501,458	72,951,185	73,227,842	72,951,185
Diluted	73,561,458	90,029,918	73,287,842	90,029,918